Exhibit 11

                           GREENMAN TECHNOLOGIES, INC.

                     STATEMENT REGARDING NET LOSS PER SHARE

                                 AUGUST 31, 1995



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

                                                                        THREE MONTHS ENDED                 THREE MONTHS ENDED
                                                                          AUGUST 31, 1994                    AUGUST 31, 1995
Net loss......................................................              $ (199,357)                         $ (237,782)
                                                                            ===========                         ===========

Shares used in calculation of loss per share:

    Common shares outstanding (1).............................                2,588,500                          2,343,333

    Common equivalent shares (2)..............................                1,754,000                          1,754,000
                                                                            -----------                          ---------

                                                                              4,097,333                          4,097,333
                                                                            ===========                          =========

Net loss per share............................................                   $(.05)                             $(.06)
                                                                                 ======                             ======



(1) Includes all common shares outstanding prior to the initial public offering in accordance with the Staff Accounting Bulletin.

(2) Includes common equivalent shares outstanding as follows: (i) 500,000 shares of Class A convertible preferred stock convertible into 500,000 shares of common stock; (ii) 259,000 shares of common stock issued pursuant to convertible debt at the closing of the initial public offering; (iii) 695,000 shares issuable pursuant to outstanding stock options and warrants; and (iv) 300,000 shares of Class B convertible preferred stock convertible into 300,000 shares of common stock. All of these shares were issued at or have exercise prices per share which are less than the initial public offering price per share. The treasury stock method was not used in calculating common equivalent shares.
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